Exhibit 99.1

National & Retail Trades and First Call

For release: September 2, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS AUGUST SALES

MENOMONEE FALLS, WI, -- (Business Wire) – September 2, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended August 28, 2004 increased 14.0 percent over the four-week period ended August 30, 2003. On a comparable store basis, sales decreased 0.7 percent.

For the 30 weeks ended August 28, 2004, total sales increased 12.9 percent while comparable store sales declined 0.5 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	August 28,	August 30,	All	Comp
	2004	2003	Stores	Stores

August	$ 881.6	$ 773.4	14.0%	-0.7%
Year-to Date	$ 5,759.6	$ 5,099.6	12.9%	-0.5%

In August, the Company opened seven new stores - four stores in Minneapolis-St. Paul, MN; two stores in the Philadelphia market; and one store in Madison, WI.

On August 28, 2004, the Company operated 596 stores in 38 states, compared with 494 stores in 34 states at the same time last year.

The Company will open another 41 stores in October. New markets will be San Francisco, CA with 11 stores; Salt Lake City, UT with five stores; Rochester, NY with three stores; Portland, ME with two stores; Reno, NV with two stores and Montgomery, AL with one store. In addition, the Company will add five stores in the Southwest region, four stores in the Midwest region, four stores in the Northeast region, three stores in the South Central region and one store in the Southeast region.

The Company will end the year with 637 stores in 40 states compared to 542 stores in 36 states at the end of 2003.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

###